Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2013 relating to the financial statements and financial statement schedules of Worlds Inc. (f/k/a Worlds.com Inc.), which appears in Worlds Inc.'s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Bongiovanni & Associates, CPA'S

Bongiovanni & Associates, CPA'S

Cornelius, North Carolina

May 20, 2013